EXHIBIT 99.1


September 2, 2003


                              FOR IMMEDIATE RELEASE
                              ---------------------


(BW) PARK BANCORP (PFED) PARK BANCORP, INC. ANNOUNCES COMPLETION OF STOCK REPURCHASE AND ADOPTION OF NEW REPURCHASE PROGRAM


         CHICAGO--(BUSINESS WIRE) September 2, 2003 - Park Bancorp, Inc. (NASDAQ: PFED), the holding company for Park Federal Savings Bank, announced that it has completed the repurchase of 50,000 shares. As a result of the repurchase, 1,154,095 shares of common stock remain outstanding. The purchases were made in open market and negotiated transactions at an average price per share of $26.43.

         The Board of Directors also have adopted a new stock repurchase program during which the Company is authorized to purchase up to 50,000 shares, or 4.3%, of the Company's outstanding common stock through September 2, 2004. The repurchased common stock will be used for general corporate purposes.

         Headquartered in Chicago, Park Federal Savings Bank is a community-oriented institution offering a variety of retail financial services to meet the needs of the communities it serves. The Bank currently operates three full-service offices, two of which are located on the southwest side of Chicago and one located in suburban Westmont, Illinois.

         CONTACT: Park Bancorp, Inc., Chicago
                  David Remijas, Chairman (630) 969-8900
                  Steven J. Pokrak, Treasurer (773) 582-8616

         KEYWORD: ILLINOIS
         INDUSTRY KEYWORK: BANKING